EXHIBIT 4.1


                      SECOND AMENDMENT TO RIGHTS AGREEMENT

         This amendment is made as of July 6, 1999 by and between Illini Corporation, an Illinois corporation (the "Company"), and Illinois Stock Transfer Company, an Illinois corporation (the "Rights Agent").

         WHEREAS, the Company and the Rights Agent entered into a Rights Agreement dated as of June 20, 1997, as amended July 1, 1998 (the "Rights Agreement");

         WHEREAS, the Company and the Rights Agent may from time to time supplement or amend the Rights Agreement pursuant to Section 28 of the Rights Agreement;

         WHEREAS, no Distribution Date (as defined in the Rights Agreement) has occurred;

         WHEREAS, an appropriate officer of the Company has delivered a certificate to the Rights Agent which states that this amendment complies with the terms of Section 28 of the Rights Agreement; and

         WHEREAS, all acts and things necessary to make this Second Amendment a valid, legal and binding instrument of the Company and the Rights Agent have been duly done, performed and fulfilled, and the execution and delivery hereof by each of the Company and the Rights Agent have been in all respects duly authorized by the Company and the Rights Agent, respectively;

         NOW, THEREFORE, the Company and the Rights Agent hereby agree that:

         I. Pursuant to Section 28 of the Rights Agreement:

         A. Section 1(a) of the Rights Agreement is hereby amended in its entirety to read as follows:

                  (a) "Acquiring Person" shall mean any Person who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of a Substantial Block or who was such a Beneficial Owner at any time after the date hereof, whether or not such Person continues to be the Beneficial Owner of a Substantial Block, but shall not include the Company, any Subsidiary of or other Person controlled by the Company, any employee benefit plan of the Company or of any Subsidiary of the Company, any Person appointed as trustee by the Company or such Subsidiary pursuant to the terms of any such plan in that Person's capacity as trustee or any Excluded Acquiring Person. Notwithstanding the foregoing, no Person shall become an "Acquiring Person" (i) as a result of the acquisition of shares of Common Stock by the Company which, by reducing the number of shares of Common Stock outstanding, increases the proportional number of shares beneficially owned by such Person together with all Affiliates and Associates of such Person; provided however, that if (1) a Person would become an Acquiring Person (but for the operation of this subclause (i)) as a result of the acquisition of shares of Common Stock by the Company, and (2) after such share acquisition by the Company, such Person, or an Affiliate or Associate of such Person, becomes the Beneficial Owner of any additional shares of Common Stock, then such Person shall be deemed an Acquiring Person; or (ii) if the Board of Directors determines that such Person became an Acquiring Person inadvertently, and such Person promptly divests itself of a sufficient number of shares of Common Stock so that such Person is the Beneficial Owner of such number of shares of Common Stock so that such Person no longer would be an Acquiring Person.

         B. Section 1(g) of the Rights Agreement is hereby deleted in its entirety and shall instead indicate that "This space is intentionally left blank."

         C. Section 1(k) of the Rights Agreement is hereby amended in its entirety to read as follows:

                  (k) "Substantial Block" shall mean a number of shares of Common Stock of the Company which equals or exceeds 25% of the number of shares of Common Stock of the Company then outstanding.

         II. This Second Amendment may be executed in two (2) or more counterparts, each of such counterparts shall for all purposes be deemed to be an original and all such counterparts shall together constitute but one in the same instrument.

         III. Terms not defined herein shall, unless the context otherwise requires, have the meanings described to such terms in the Rights Agreement.

         IV. In executing and delivering this Second Amendment, the Rights Agent shall be entitled to all of the privileges and immunities afforded to the Rights Agent under the terms and conditions of the Rights Agreement.

         V. The parties restate all of the provisions of the Rights Agreement and agree that all such provisions remain in effect. If there is any conflict between the provisions of this Second Amendment and the provisions of the Rights Agreement, the provisions of this Second Amendment shall control.

         VI. The effective date of this Second Amendment is July 6, 1999.

         IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be duly executed and attested, all as of the day and year first written above.

ATTEST:                                   ILLINI CORPORATION

By:    /s/Ronald E. Wenger                By:    /s/Burnard K. McHone
       -------------------------------           -------------------------------
       Ronald E. Wenger                          Burnard K. McHone
Title: Senior Vice President              Title: President

ATTEST:                                   ILLINOIS STOCK TRANSFER
                                          COMPANY

By:    /s/James W. Reed                   By:    /s/Veronica F. Gall
       -------------------------------           -------------------------------
       James W. Reed                             Veronica F. Gall
Title: Assistant Treasurer                Title: Executive Vice President and
                                                 Secretary